PRESS RELEASE

March 24, 2005                                 Samuel  J.  Malizia,
                                               Chairman of the Board
                                               Nittany Financial Corp.
                                               (814) 272-3502

Nittany Financial Corp.                        David Richards, President and CEO
State College, Pennsylvania                    Nittany Financial Corp.
                                               (814) 234-7320

                  NITTANY FINANCIAL CORP. ANNOUNCES SUCCESSFUL
                     COMPLETION OF INCREASED STOCK OFFERING

     March 24, 2005, STATE COLLEGE, PENNSYLVANIA -- NITTANY FINANCIAL CORP. (OTC: NTNY), the holding company of Nittany Bank, State College, Pennsylvania, announced that it has completed the sale of 180,000 shares of additional common stock at a price of $26.00 per share or $4.68 million. The Stock Offering is expected to close on or about March 28, 2005.

     The Company previously announced on January 3, 2005, that it was offering up to 115,000 shares of additional Common Stock only to existing stockholders through January 31, 2005. Due to a large oversubscription from existing stockholders through January 31, 2005, the Company increased the amount of the stock offering to the public to 180,000, with preference to customers and the community, at the same price of $26.00 per share. Essentially all of the 180,000 shares of stock were purchased by stockholders and customers of the Company.

     President David Z. Richards stated, "Due to the overwhelming demand from our existing stockholders and customers, we increased the offering by over 56% of the original maximum amount. We take pride in the high percentage of ownership in Nittany by our local customers." Chairman of the Board, Samuel J. Malizia added, "As the only FDIC-insured financial institution headquartered and operated solely in Centre County, we believe that we provide personalized service, superior products and competitive rates and fees to the local community. The new capital will increase our stockholders' equity to assets ratio to approximately 8.75% and enable the Company to aggressively continue its growth from two offices and $15 million of assets in 1998 to five offices and over $300 million in assets."

     Nittany Bank commenced operations in October 1998. The Bank currently operates from five offices and five ATMs located in the Downtown North, South and East sides of State College and in Bellefonte, Pennsylvania. Nittany
Financial Corp. owns all of the outstanding stock of Nittany Bank, Vantage Investment Advisors, LLC and Nittany Asset Management, Inc. At December 31, 2004, the Company had total assets, deposits, loans and stockholders' equity of $299.2 million, $258.3 million, $237.7 million and $17.7 million, respectively.

     The foregoing material contains forward-looking statements concerning the business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.